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                                                                   EXHIBIT 2.2


            AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of January 31, 2001 (this "AMENDMENT"), by and among Converge, Inc., a Delaware corporation ("CONVERGE"), NECX.com LLC, a Delaware limited liability company (the "COMPANY"), VerticalNet, Inc., a Pennsylvania corporation ("VERTICALNET" and, together with Converge and the Company, the "PARTIES"), and Converge International Ltd., an international business company incorporated in the British Virgin Islands and wholly owned subsidiary of Converge ("CIL").

         WHEREAS, the Parties are each a party to that certain Membership Interest Purchase Agreement dated December 19, 2000, by and among Converge, the Company, and VerticalNet (the "AGREEMENT"); and

         WHEREAS, Converge desires to cause its wholly owned subsidiary, CIL, to acquire from the Company all the Company's direct ownership rights and direct licenses in, to, and under the Proprietary Rights and Software Products outside of the United States of America, whether such ownership rights and licenses are owned by or licensed to the Company prior to the Closing or acquired by or licensed to the Company pursuant to the Agreement at or after the Closing, including the assets listed in Sections 4 and 5 of Schedule 4.22(a)(i) of APPENDIX II to the Agreement; and

         WHEREAS, the Parties desire to amend the Agreement pursuant to Sections
12.3 and 12.7 of the Agreement, upon the terms and conditions contained in this Amendment; and

         WHEREAS, the Parties desire to join CIL to the Agreement as set forth herein and CIL wishes to accept and adopt the provisions of the Agreement; and

         WHEREAS, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, for the covenants and agreements set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties and CIL hereby agree as follows:

         1. JOINDER BY CIL. CIL hereby irrevocably agrees that, upon execution of this Amendment, CIL shall join in the execution and delivery of the Agreement and shall be bound by and a party to the Agreement in accordance with its provisions. Furthermore, CIL hereby agrees to perform all of its duties and obligations under the Agreement from and after the date hereof. From and after the date of this Amendment, CIL shall be considered a Party for the purposes of the Agreement.

         2. AMENDMENTS TO THE AGREEMENT. The Agreement shall be amended as set forth below:

                  (a) Section 2.5 of the Agreement is deleted in its entirety.

                  (b) Section 2.6 of the Agreement is stricken in its entirety.

                  (c) The following Sections are hereby added to Article 2 of the Agreement:

                           2.7 Assignment of Offshore Assets. Immediately prior
                  to the Closing, (i) to the extent that the Company then directly owns or has a direct license for Offshore Assets, the Company shall transfer, sell, assign, and convey beneficial ownership of


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                  such Offshore Assets to CIL, and (ii) to the extent that the
                  Company expects to acquire direct ownership of or a direct license for Offshore Assets at the Closing pursuant to the Agreement, the Company shall on or after the Closing, as the case may be, transfer, sell, assign, and convey beneficial ownership of all of such Offshore Assets to CIL. The Company and VerticalNet have no other obligations or liabilities regarding the transfer of the Offshore Assets other than as set forth in this Sections 2.7 and 12.14.

                           2.8 Consideration for Offshore Assets. In
                  consideration for the conveyance of the Offshore Assets pursuant to Section 2.7, CIL shall deliver to the Company 3,439,821 shares of Converge's Series B Preferred Stock (the "CIL SHARES"). The Stock Consideration issuable by Converge pursuant to Section 2.4 shall be reduced by the number of shares of Series B Preferred Stock issued under this Section
                  2.8. Immediately prior to the Closing, CIL shall deliver to the Company (a) the share certificates evidencing the CIL Shares together with stock powers endorsed in blank sufficient to vest in the Company all right and title to the CIL Shares, free and clear of any Encumbrances and (b) an opinion of counsel to CIL reasonably satisfactory in form and substance to VerticalNet.

                           2.9 Transfer of Consideration to VerticalNet.
                  Notwithstanding anything herein to the contrary, the Company shall transfer the CIL Shares to VNI immediately prior to the Closing. Any actions taken by the Company pursuant to Sections
                  2.7 and 2.8 and this Section 2.9 shall not be deemed to be a violation of any provision of this Agreement by either the Company or VerticalNet.

                           2.10 Converge Actions. Any actions taken by Converge
                  pursuant to Sections 2.7, 2.8 and 2.9, including the issuance of the CIL Shares to CIL, shall not be deemed to violate any provision of this Agreement by Converge.

                  (d) Sections 3.1(a) and 3.1(b) shall be deleted in their entirety and the following Sections are hereby inserted:

                           (a) "CLOSING DATE NET BOOK VALUE" shall be an amount
                  equal to (i) the sum of the Company's total member's capital and intercompany debt, each as of the Closing Date, plus (ii) the sum of the Company's goodwill amortization expense, other intangible amortization expense and depreciation expense during the period beginning November 1, 2000 and ending on the Closing Date.

                           (b) "CLOSING DATE NET WORKING CAPITAL" shall be an
                  amount equal to the sum of (i) the Company's current assets, less current liabilities (excluding intercompany debt), each as of the Closing Date, plus (ii) the Company's cumulative capital expenditures during the period beginning November 1, 2000 and ending on the Closing Date.

                  (e) The following Section 3.1(e) shall be added at the end of
         Section 3.1:

                           (e) Any amounts paid or payable (i) to PNC Capital
                  Markets, Inc., by the Company as amendment fees in connection with the engagement letter dated January 29, 2001 by and between PNC Capital Markets, Inc., and the Company or (ii) for bona fide expenses incurred by the Company (or VerticalNet on behalf of the Company) in connection with the transactions contemplated hereby, shall be





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                  excluded from such calculation and shall not adversely affect
                  VerticalNet or the amount of Cash Consideration to be received by it.

                  (f) The following Section 3.3A is hereby added to the Agreement immediately following Section 3.3:

                  3.3A     Closing Date Adjustment of Cash Consideration.

                           (a) On the Closing Date, the Vice President --
                  Finance of the Company shall deliver separate schedules setting forth the calculation of the (i) Closing Date Net Working Capital, estimated as of the day immediately preceding the Closing Date (the "ESTIMATED CLOSING DATE NET WORKING CAPITAL") and (ii) the Closing Date Net Book Value, estimated as of the day immediately preceding the Closing Date (the "ESTIMATED CLOSING DATE NET BOOK VALUE").

                           (b) If either (i) the Balance Sheet Date Net Working
                  Capital exceeds the Estimated Closing Date Net Working Capital or (ii) the Balance Sheet Date Net Book Value exceeds the Estimated Closing Date Net Book Value, then the Cash Consideration to be paid at Closing under Section 2.4 hereof shall be decreased on a dollar-for-dollar basis by an amount (the "ESTIMATED DEFICIENCY") equal to the greater of (i) the difference between the Balance Sheet Date Net Working Capital and the Estimated Closing Date Net Working Capital, or (ii) the difference between the Balance Sheet Date Net Book Value and the Estimated Closing Date Net Book Value. If the Estimated Deficiency exceeds the Cash Consideration, then VerticalNet shall pay Converge an amount equal to such excess in immediately available funds on the Closing Date (the "DEFICIENCY PAYMENT").

                  (g) Section 3.4(b) is deleted in its entirety and the following is hereby added:

                           (b) Within 15 Business Days of Converge's receipt of
                  the Audited Closing Date Consolidated Balance Sheet and the Closing Schedules, the following payments shall be paid by wire transfer of immediately available funds:

                                    (i) If the Deficiency is greater than the
                           Estimated Deficiency, then VerticalNet shall pay to Converge an amount equal to the difference between the Deficiency and the Estimated Deficiency; or

                                    (ii) If the Deficiency is less than the
                           Estimated Deficiency, then Converge shall pay to VerticalNet an amount equal to the difference between the Estimated Deficiency and the Deficiency; provided, however, that in no event shall Converge be obligated to make a payment in excess of the sum of the Cash Consideration and the Deficiency Payment.

         provided, however, that if any disagreement with respect to the Audited Closing Date Consolidated Balance Sheet or the Closing Schedules remains unresolved as of the date of payment under this Section 3.4(b), then any amounts to be paid to either VerticalNet or Converge under this Section 3.4(b) shall not be made until the final resolution of such disagreement between the Parties in accordance with Section 3.3 above, at which time any payments shall be made in accordance with such final resolution.

                  (h) Section 6.5 of the Agreement shall be amended in its entirety to read as follows:




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                  6.5 CIL.

                          (a) Organization. CIL is duly organized, validly
                  existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, the assets owned or leased by it.

                           (b) Capitalization of CIL

                                    (i) Authorized Capitalization. As of January
                           31, 2001, CIL has authorized 50,000 shares of common stock, par value US$1.00 all of which are issued and outstanding and owned of record by Converge. As of the date of this Agreement, CIL has no other equity securities authorized, issued or outstanding. There are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of CIL. No shares of capital stock of CIL are reserved for issuance.

                                    (ii) Valid Issuances. The CIL Shares will be
                           validly issued, and when delivered to the Company shall be fully paid and non-assessable and not subject to any preemptive rights or rights of first refusal that have not been properly waived, or restriction on transfer (other than applicable federal or state securities laws) created by statute, CIL's Memorandum and Articles of Association, or any Contract. The CIL Shares that have been issued by Converge to CIL before the Closing Date have been granted or issued in compliance with all federal and state corporate and securities laws and when transferred to the Company shall have been transferred in compliance with all federal, state or other corporate securities laws.

                                    (iii) Other Transactions. There is no
                           outstanding vote, plan or pending proposal of any merger or consolidation of CIL with or into any other entity.

                                    (iv) Agreements. There are no Contracts
                           among any Persons which affect or relate to the voting or giving of written consents with respect to any security of CIL.

                           (c) Authorization. CIL has all necessary corporate
                  power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party, and has taken, or will take all action prior to the Closing necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by CIL, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which CIL is a party will be, a valid and binding obligation of CIL enforceable against CIL in accordance with its terms, subject to the Enforceability Exceptions.

                           (d) Liabilities. Except as set forth in Section
                  6.5(d) of APPENDIX III, CIL has no Liabilities.

                           (e) Conflicts. Neither the execution, delivery or
                  performance of this Agreement or any Ancillary Agreement, the consummation of the transactions



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                  contemplated hereby or thereby, nor compliance by CIL with any of the applicable provisions hereof or thereof, will violate
                  (i) or conflict with any provision of the governing documents of CIL, (ii) conflict with, or result in a Default under, or result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the CIL's Assets under, any Contract to which CIL is a party or by which CIL is bound or (c) any material Regulation or Court Order applicable to CIL.

                           (f) Officers and Directors. Section 6.5(f) of
                  APPENDIX III contains a true, correct and complete list of all the officers and directors of CIL.

                           (g) Subsidiaries, Etc. Other than the CIL Shares, as
                  of the date hereof, CIL does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

                  (i) Section 7.3(a) of the Agreement is stricken in its entirety and replaced with the following:

                           (a) transfer or assign to the Company, or shall cause
                  its Affiliates to transfer to the Company, ownership, free and clear of any Encumbrances, other than Permitted Encumbrances, of all of the Proprietary Rights listed in Section 4.22(a)(i), 4.22(a)(ii), 4.22(a)(iii), 4.22(a)(iv), 4.22(a)(vi), and
                  4.22(d) of APPENDIX II to the extent necessary to provide the Company with all of VerticalNet's right, title and interest set forth in the listed Proprietary Rights;

                  (j) Section 7.7 of the Agreement is stricken in its entirety and replaced with the following:

                           7.7 Board of Directors. On or before June 19, 2001,
                  Converge shall use its best efforts to obtain all necessary approvals needed to adopt the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws in substantially the form attached hereto as EXHIBIT F and EXHIBIT G, respectively. Irrespective of whether the Amended and Restated Certificate of Incorporation and/or Amended and Restated Bylaws are adopted in substantially the form attached hereto as EXHIBIT F and EXHIBIT G, on or before June 19, 2001, Converge shall nevertheless take such action as VerticalNet may reasonably deem appropriate to increase the number of Converge's directors to seven.

                  (k) Section 10.1(f) of the Agreement is stricken in its entirety and replaced with the following:

                           (f) evidence of the release of any intercompany
                  indebtedness owed to VerticalNet by the Company; evidence that the intercompany account balance, immediately following Closing, will be $0; and evidence that the intercompany indebtedness owed to the Company by VerticalNet was discharged by payment of immediately available funds and not by means of a bookkeeping entry or conversion of indebtedness to equity.

                  (l) The last sentence of Section 11.3(a) of the Agreement is stricken in its entirety and replaced with the following:

                           Notwithstanding the foregoing, the maximum amount of
                  Damages claimed by the Converge Indemnified Parties, in the aggregate, shall not exceed $26 million.



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                  (m) The last sentence of Section 11.3(b) of the Agreement is stricken in its entirety and replaced with the following sentence:

                           Notwithstanding the foregoing, the maximum amount of
                  Damages claimed by the VerticalNet Indemnified Parties, in the aggregate, shall not exceed $26 million.

                  (n) A new Section 11.4 shall be added to the Agreement which shall read in its entirety as follows:

                           11.4 Indemnification for CIL Restructuring. Converge
                  shall indemnify and hold harmless (on an after-Tax basis using an assumed Tax rate of 40%) all of the VerticalNet Indemnified Parties from and against all Damages that any such VerticalNet Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any (a) of the transactions relating to CIL, including those transactions contemplated in Sections 2.7, 2.8 and 2.9 or (b) breach of the representations and warranties contained in Section 6.5. Notwithstanding anything herein to the contrary, the indemnification obligations of Converge contained in this Section 11.4 shall be from dollar one and shall not be subject to any of the limitations contained in Section 11.3(a).

                  (o) A new Section 12.14 shall be added to the Agreement that shall read in its entirety as follows:

                           12.14. Post-Closing Covenant. After the Closing,
                  VerticalNet shall use its commercially reasonable efforts to assist Converge as reasonably requested by Converge to (a) obtain record title in the trademarks set forth in Schedule 4.22(e) of APPENDIX II, and (b) record title to the Offshore Assets as may be necessary; provided, however, that in performing this covenant VerticalNet shall not be obligated to expend any cash whatsoever.

                  (p) APPENDIX I of the Agreement shall be amended to add the following definitions:

                           (i) "CIL" shall mean Converge International Ltd., an
                  international business company incorporated in the British Virgin Islands.

                           (ii) "OFFSHORE ASSETS" shall mean all the Company's
                  direct ownership rights and direct licenses in, to, and under the Proprietary Rights and Software Products outside of the United States of America, whether such ownership rights and licenses are owned by or licensed to the Company prior to the Closing or acquired by or licensed to the Company pursuant to the Agreement at or after the Closing, including the assets listed in Sections 4 and 5 of Schedule 4.22(a)(i) of APPENDIX II.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND VERTICALNET. VerticalNet and the Company hereby represent and warrant to Converge and CIL that, as of the date hereof, each of the Company and VerticalNet have all necessary corporate power and authority, as applicable, to enter into this Amendment. This Amendment has been duly executed and delivered by each of the Company and VerticalNet, and this Amendment is a valid and binding obligation of each of the Company and VerticalNet enforceable against each of the Company and VerticalNet in accordance with its terms, subject to the Enforceability Exceptions.



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         4. REPRESENTATIONS AND WARRANTIES OF CIL. CIL hereby represents and warrants to the Company and VerticalNet that it has all necessary corporate power and authority to enter into this Amendment. This Amendment has been duly executed and delivered by CIL, and this Amendment is a valid and binding obligation of CIL enforceable against CIL in accordance with its terms, subject to the Enforceability Exceptions.

         5. REPRESENTATIONS AND WARRANTIES OF CONVERGE. Converge hereby represents and warrants to the Company and VerticalNet that it has all necessary corporate power and authority to enter into this Amendment. This Amendment has been duly executed and delivered by Converge, and this Amendment is a valid and binding obligation of Converge enforceable against Converge in accordance with its terms, subject to the Enforceability Exceptions.

         6. ACKNOWLEDGEMENTS AND FURTHER AMENDMENTS. All terms of the Agreement not amended by this Amendment shall remain in full force and effect. The Agreement shall be amended such that Exhibit A and Exhibit B hereto shall be deemed to be Exhibit F and G, respectively, to the Agreement.

         7. CHOICE OF LAW. This Amendment shall be construed and interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

         8. REPRESENTATION BY COUNSEL. Each Party hereby acknowledges with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Amendment in its entirety and have had it fully explained to them by such Party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Amendment and has executed this Amendment free from coercion, duress or undue influence.

         9. ENTIRE AMENDMENT; AMENDMENTS AND WAIVERS. This Amendment, together with the Agreement, the Ancillary Agreements and all exhibits and schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.

         10. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

         11. CONFLICTS. In the event of any discrepancy between the provisions of this Amendment and any provision of the Agreement, then such provisions of the Agreement shall control.


                           [Signature pages to follow]



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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf by its representative thereunto duly authorized, as of the day and year first above written.

                                 VERTICALNET, INC.,
                                 a Pennsylvania corporation


                                 By:    /s/ James A. Mirage
                                        ----------------------------------------
                                        James A. Mirage
                                        Vice President - Mergers & Acquisitions


                                 CONVERGE, INC.,
                                 a Delaware corporation


                                 By:    /s/ Wendy Caswell
                                        ----------------------------------------
                                        Wendy Caswell
                                        Vice President and Treasurer


                                 NECX.COM LLC,
                                 a Delaware limited liability company


                                 By:    /s/ Bruce L. Haskin
                                        ----------------------------------------
                                        Bruce L. Haskin
                                        Vice President, Finance and
                                        Assistant Treasurer


                                 CONVERGE INTERNATIONAL LTD.,
                                 a British Virgin Islands  corporation


                                 By:    /s/ Wendy Caswell
                                        ----------------------------------------
                                        Wendy Caswell
                                        Director